SUSTAINABLE GROWTH ADVISERS, LP

CODE OF ETHICS

JULY 2003 Revised December 2008

This Code is the sole property of Sustainable Growth Advisers, LP (the “Firm”) and must be returned to the Firm should an employee’s association with the Firm terminate for any reason. The contents of this Code are confidential. Employees may not reproduce, duplicate, copy, or make extracts from or abstracts of this Code, or make it available in any form to non-employees.

INTRODUCTION

The Securities and Exchange Commission (SEC) adopted a new Rule 204A-l of the Investment Advisors Act of 1940 which requires Investment Advisers to adopt and enforce codes of ethics applicable to their supervised persons. Sustainable Growth Advisers, LP (“Firm”) has adopted the following Code of Ethics. It is imperative that all partners, members and employees of the Firm (each, an “Employee”; collectively, the “Employees” read, understand and adhere to the policies set forth herein. Failure to do so may result in severe criminal and civil legal penalties against the Firm, the investment funds or managed accounts managed by the Firm (each, an “SGA Company”; collectively, the “SGA Companies”) and the Employee involved, as well as sanctions (which may include dismissal) by the Firm against the Employee. Sustainable Growth Advisers, LP maintains a policy of requiring full compliance with all applicable Federal, state and local laws, rules and regulations. An SGA employee has an obligation to report any actual or potential violations of this policy immediately to the Chief Compliance Officer or to a Principal of SGA.

The Code of Ethics or the Compliance Manual, not included in this document, does not attempt to serve as an exhaustive guide to every legal, regulatory and compliance requirement applicable to the types of activities in which the Firm and its Employees may be involved in the course of conducting the business of the Firm. Rather, this Code is intended to summarize the principal legal, regulatory and compliance issues relating to the Firm and its Employees, and the Compliance Manual establishes general policies and procedures governing the conduct of the Firm’s business. Mary Greve, who serves as the Firm’s Chief Compliance Officer (the “Chief Compliance Officer”), is available to address any questions or concerns relating to such policies and procedures, their interpretation and application.

The Code of Ethics or the Compliance Manual is not a contract of employment and does not create any express or implied promises to any Employee or guarantee any fixed terms. Nor do they alter the “employment at will” relationship in any way. Employment at will means that either an Employee or the Firm may terminate the employment relationship for any reason at any time, with or without notice.

The Code of Ethics and the Compliance Manual policies and procedures are subject to modification and further development. The Firm, in its sole and absolute discretion, may amend, modify, suspend or terminate any policy or procedure at any time without prior notice. The Firm has sole and absolute discretion to interpret and apply the policies and procedures established herein and in the Compliance Manual and to make all determinations of fact with respect to their application.

Each Employee must acknowledge in writing that he or she has received a copy of, has read and understands, and commits to comply with, this Code of Ethics and the Compliance Manual and the policies and procedures established by the Firm.

Insider Trading.

Federal and state securities laws prohibit any purchase or sale of securities on the basis of material nonpublic information about the security or its issuer which was improperly obtained, or was obtained under circumstances contemplating that it would not be used for personal gain, and in certain other circumstances. In addition, sharing with others about such information is prohibited. The persons covered by these restrictions are not only “insiders” of publicly traded companies, but also any other person who, under certain circumstances, learns of material nonpublic information about the security or its issuer, including, but not limited to, employees, outside attorneys, accountants, consultants or bank lending officers.

Violation of these restrictions by the Firm or an Employee can have severe consequences for the Firm, the SGA Companies and the Employee. Penalties for trading on or communicating material nonpublic information include imprisonment for up to 10 years, and a criminal fine of up to $1,000,000 or three times the profit gained or loss avoided. The Firm may also be held liable for failing to take measures to deter securities law violations, where such failure is found to have contributed to or permitted a violation.

In view of these prohibitions, the Firm has adopted the general policy that Employees may not trade — for the account of the Firm or any of the SGA Companies, or any personal trading account over which an Employee exercises control — in the securities of any company about which an Employee possesses, or is aware that the Firm possesses, material nonpublic information, or sharing with others about such information. All Employees must exercise utmost care to adhere to this policy and take all reasonable steps to ensure that the Firm and other Employees adhere to this policy.

Any Employee who believes that he or she, or the Firm, may be in possession of material nonpublic information concerning an issuer’s securities should:

(i)  immediately report the matter to the Chief Compliance Officer (or, in her absence, to Gordon M. Marchand, a Principal of the Firm);

(ii)  not purchase or sell any such securities on behalf of himself or herself or others, including the Firm and the SGA Companies; and

(iii) not communicate the information to anyone inside or outside the Firm, other than the Chief Compliance Officer (or, in her absence, Gordon Marchand).

In addition, Employees must immediately inform the Chief Compliance Officer (or, in her absence, Gordon Marchand) if they become aware of any actual or potential violation of this policy by another Employee.

The prohibition on insider trading is a complicated subject that is not easily susceptible to reduction to a few general principles. Accordingly, the Firms Compliance Manual has a prepared and adopted statement of Policies and Procedures Designed to Detect and Prevent Insider Trading. All Employees must read and adhere to the restrictions outlined in Manual.

Personal Trading

The Firm requires that all personal investment transactions are carried out in a manner that will not endanger the interest of any client or create any conflict of interest between the Firm, its Employees or its Clients. The Firm considers all its employees to be access persons and therefore subject to all ofthe reporting requirements. To ensure the satisfaction of the Firm’s fiduciary obligations to its advisory clients, and better prevent insider trading and front-running, the Firm has adopted certain restrictions on personal trading by the Employee and the Employees Proprietary Accounts. (Proprietary Accounts are any accounts in which the employee has a direct or indirect beneficial ownership. These include members of the employee’s immediate family sharing the same household, including spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, siblings, and in-laws.)

Purchases or sales of securities on the Firm’s Universe Coverage List may not be made prior to or during a period where active trading is occurring for the Firms clients. The Firm’s Coverage List includes companies which we determine meet the Universe criteria for SGA and that SGA will monitor and value on an ongoing basis, as well as, new candidates under consideration for inclusion in the Universe.

Purchases or sales of securities on the Firm’s Restricted List are prohibited. The Firm’s Restricted List consists of companies on the Firm’s Coverage List under consideration for addition to or removal from client portfolios.

All personal investment transactions for the Employee or an Employees Proprietary Account require written prior approval by the Chief Compliance Officer or a Principal of the Firm. An oral approval may be given however it must be confirmed in writing within 24 hours.

Prior approval for open-end mutual funds is not required except in the case of those Funds which the Firm acts as the sub adviser. Those Funds require written prior approval.

All investment transactions that require written pnor approval that are not completed must be cancelled by the end of the business day.

All Employees are required to have duplicate copies of all account statements including Proprietary Accounts to be sent by the broker-dealer or custodian directly to the Chief Compliance Officer at least quarterly or as frequently and at the same time they are sent to the Employee.

All employees are required to identify to the Chief Compliance Officer within 10 days of his/her initial hire date all security holdings and trading accounts including any Proprietary Accounts. The information must be as of a current date no more than 45 days prior to the date the report is submitted. In addition, each employee must immediately inform the Chief Compliance Officer any time such employee opens a new broker/custodian or trading account for any proprietary account.

Thereafter, each Employee is required to report all security transactions and holdings for all personal and proprietary accounts:

Quarterly - no later than 20 business days after the close of business on the last day of the calendar quarter to the Chief Compliance Officer;

AND

Annually – no later than 30 days after the close of business on December 31st to the Chief Compliance Officer.

Reporting Requirements:

Holdings reports – each report must contain the following information for each reportable security:

Title of the account
Type of security
Security Name
Exchange ticker or CUSIP number
Number of shares held
Current market value
Name of the broker or custodian
Date the report is submitted to the CCO

Transaction reports – each report must contain the following information for each reportable security:

Title of the account
Date of the transaction
Security Name
Exchange ticker or CUSIP number
Number of shares

The nature of the transaction (i.e., purchase, sale or other acquisition or disposition)

Execution Price
Principal (or Net) Amount
Name of broker, dealer or bank which transaction was effected
Date the report is submitted to the CCO

An SGA Employee may request and receive prior approval from the Chief Compliance Officer, Mary Greve, or Gordon Marchand, an SGA Principal, to open and maintain a full discretionary proprietary account(s) with an unaffiliated investment advisor. Any SGA Employee requesting such approval must sign a Full Discretion Investment Advisor Certification renouncing all decision making influence and/or control over those accounts under management by the unaffiliated investment advisor. In certain instances where the SGA Employee may ask the unaffiliated investment advisor to execute certain trading transactions, the SGA Employee is required to have prior approval from SGAs CCO or an SGA Principal prior to placing the request with the unaffiliated investment advisor. SGA is aware that the unaffiliated investment advisor may trade in large cap growth securities and that there may be times when the SGA Employee account(s) may trade in the market at the same time. However, SGA does not consider this to be a conflict of interest with its own clients as large cap growth securities are large issues with wide marketability. With regards to statements, these accounts are subject to the same reporting requirements as any other personal proprietary account(s) held by an SGA Employee.

Conflicts of Interest

In order to discharge the Firm’s duties in the best interests of its clients, it is essential that Employees’ potential conflicts of interest with those of the Firm or the SGA Companies be immediately disclosed to the Firm so they can be appropriately addressed. Furthermore, in order to avoid unnecessary conflicts of interest, no Employee should, without the prior written consent of the Chief Compliance Officer:

(a)	rebate, directly or indirectly, to any person, firm, corporation or association any part of the compensation received from the Firm as an Employee;

(b)
accept, directly or indirectly, from any person, firm, corporation or association, other than the Firm, compensation or consideration of any nature whatsoever, as a bonus, commission, fee, gratuity or otherwise, in connection with any transaction on behalf of the Firm or an SGA Company; provided, that this restriction shall not apply to consideration with a value less than $75.00 or

(c)
own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other fmancial interest in any business which is publicly owned.

Directorships; Outside Activities

Prior to accepting a position as an officer or director of any company, an Employee must obtain approval from the Chief Compliance Officer. For so long as an Employee sits as a director on the board of any company, or serves in a similar capacity with respect to any company, such company shall be placed on the SGA Companies’ restricted list. So long as it remains on such list, securities of such company may not be purchased or sold (unless from or to the issuer) on behalf of any SGA Company, absent prior written consent from counsel to, or another appropriate senior officer of, such company.

In the event that an Employee serves as a director or in a similar capacity with respect to any company whose securities are held in one or more SGA Company accounts, any director’s fees or other similar compensation payable by such company to such Employee shall instead be paid, or promptly transferred by such Employee, to such SGA Companies on a pro-rata basis, in accordance with their respective interests in such company.

All outside activities by an Employee involving the publication of articles, or radio or television appearances, must be approved beforehand by the Managing Partner or the Chief Compliance Officer, even if not related directly to the Firm’s business.

Confidentiality

Information regarding advice furnished by the Firm to its clients, nonpublic data furnished to the Firm by any client, work product of the Firm’s investment and trading staffs, and other proprietary data and information concerning the Firm (including, but not limited to, its investment positions, assets under management, buy and sell programs, performance record, and former, existing and potential clients), is the exclusive property of the Firm. Any Employee in possession of such information must keep it strictly confidential, and may not disclose it to third parties or use it for the benefit of any person other than the Firm. Any violation of the foregoing restriction without the permission of a Principal of the Firm is grounds for immediate dismissal.

Involvement in Litigation

An Employee should immediately advise the Chief Compliance Officer if he or she (i) becomes involved in or is threatened with litigation, an administrative investigation, or legal or disciplinary proceedings of any kind, (ii) is subject to any judgment, suspension, order or arrest, or (iii) is contacted by any governmental or regulatory authority.

Annual Acknowledgment

At least annually, each Employee shall sign an Employee Annual Acknowledgement Form confirming his or her receipt and understanding of, and agreement to abide by, the policies and procedures described in this Code, and certifying that he or she has reported all personal securities transactions since the date of such Employee’s last such acknowledgment.

New Employees must sign the Employee Annual Acknowledgment Form before commencing activities on behalf of the Firm or the SGA Companies.

Sustainable Growth Advisers, LP

Code of Ethics

Dated July 2003 Revised December 2008

Signature Page

By his or her signature below, the Employee pledges to abide by the policies described in the Code, and affirms that he or she has not previously violated such policies and has reported to the Firm all personal securities transactions required thereby to be so reported in the most recent calendar year.

Date	Name of Employee

Signature of Employee